Exhibit 3.4

IONIC DIGITAL INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The following recital and resolution were duly adopted by the board of directors (the “Board of Directors”) of Ionic Digital Inc., a Delaware corporation (the “Corporation”), pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) on June 26, 2026, which resolution provides for the creation of a series of the Preferred Stock (as defined below), which is designated as “Series A Convertible Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 15,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized and established by the Board of Directors and is hereby designated as “Series A Convertible Preferred Stock”, (ii) the Board of Directors hereby authorizes 7,547,166 shares of Series A Convertible Preferred Stock for issuance and (iii) the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as set forth in this certificate of designation (this “Certificate of Designation”).

Section 1. Designation; Rank.

1.1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock, par value $0.00001 per share, of the Corporation a series of preferred stock designated as “Series A Convertible Preferred Stock”. The number of shares constituting such series shall be 7,547,166 and such shares are referred to herein as the “Series A Preferred Stock.”

1.2. Rank. The Series A Preferred Stock shall, with respect to dividend distributions, distributions upon liquidation, winding-up and dissolution of the Corporation and redemption, rank senior (to the extent set forth herein) to all Junior Securities.

1.3. Dividends.

(i) Subject to Section 1.3(ii), in the event the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation or any of its Subsidiaries, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Series A Preferred Stock had been converted pursuant to Section 4.1(i) as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined). Notwithstanding anything to the contrary herein, the Corporation may not declare or pay any dividend or make any other payment to the extent such declaration or payment of dividend or other payment is not permitted by law. So long as any Series A Preferred Stock remains outstanding, the Corporation shall not authorize or declare any dividend or other distribution with respect to any Junior Securities except as contemplated by this Section 1.3(i).

(ii) Beginning on January 15, 2027 (the “Cash Dividend Commencement Date”), cumulative and preferential cash dividends shall accrue on each share of Series A Preferred Stock (each a “Share” and, collectively, the “Shares”) at an annual rate equal to the applicable Dividend Rate on Stated Value of such Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) as of the commencement of the applicable Dividend Period (such dividends, the “Cash Dividends”). Cash Dividends with respect to each Dividend Period shall be paid to the Holders in cash in U.S. dollars on the Dividend Payment Date for such Dividend Period, with the first Dividend Payment Date hereunder occurring on March 31, 2027. Cash Dividends shall accumulate daily from the Cash Dividend Commencement Date, irrespective of whether (i) such Cash Dividends are declared, (ii) the Corporation has earnings or profits or (iii) there are funds legally available for the payment of such Cash Dividends. Cash Dividends payable each full Dividend Period shall be computed by dividing the Dividend Rate by four. Cash Dividends payable for the initial Dividend Period, or any other period that is shorter than a full Dividend Period, shall be calculated on the basis of the actual days elapsed in a year of 360 days. Cash Dividends shall be payable to the Holders pro rata based on the Stated Value of the Shares held by each Holder. Cash Dividends shall be payable to the Holders as they appear on the Corporation's stock register on the Business Day immediately prior to the applicable Dividend Payment Date.

Section 2. Liquidation. Upon any actual liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each Holder shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities out of the assets of the Corporation available for distribution to stockholders, an amount per outstanding Share equal to the greater of (i) the Stated Value of such Share or (ii) the amount to which such Holder would be entitled to receive upon such liquidation, dissolution or winding up if such Share were converted into Common Stock pursuant to Section 4.1(ii) immediately prior to such event; provided, that in no event shall the Liquidation Value (as defined below) be equal to an amount less than the Minimum Return. The amount a Holder is entitled to pursuant to this Section 2 is referred to herein as the “Liquidation Value”. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the Holders are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid under this Section 2, then all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such Holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by each Holder. Not less than twenty (20) days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record Holder, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

Section 3. Voting.

3.1. Voting Generally. For so long as any Share is outstanding, such Share shall entitle the Holder thereof to notice of and to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and any other series or class of voting stock of the Corporation voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each Share shall entitle the Holder thereof to cast a number of votes equal to the number of votes that such Holder would be entitled to cast had such Holder converted such Share into shares of Common Stock in accordance with Section 4.1(i) as of immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matters. Except as set forth herein, or as otherwise required by law, Holders shall have no special voting rights or powers and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action. In any case in which the Holders shall be entitled to vote as a separate class pursuant to the Certificate of Incorporation, this Certificate of Designation or Delaware law, each Holder shall be entitled to one vote for each Share held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

3.2. Consent to Senior Securities. So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the Holders of not less than 67% of the outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not, nor shall it permit any Subsidiary to, increase the number of authorized Shares, issue any additional Shares or create, or authorize the creation of, or issue or sell, or obligate itself to issue or sell, any securities of the Corporation or any Subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any Subsidiary) that rank superior to or in parity with the Series A Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting).

3.3. Consent to Certain Actions. Subject to Section 9.1, so long as any Series A Preferred Stock remains outstanding, without the prior written consent of the Holders of not less than a majority of the outstanding Shares, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not, nor shall it permit any Subsidiary to, amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of any certificate of designation relating to any series of Preferred Stock, as then in effect, in each case, in a way that adversely affects the rights, preferences or privileges of the Series A Preferred Stock.

3.4. Conversion Event Delay Reserved Matters. In the event a Conversion Event has not occurred prior to the Cash Dividend Commencement Date, then, until the occurrence of a Conversion Event, the Corporation shall not, and shall, cause each of its Subsidiaries not to, without the prior written consent of the Holders of not less than 67% of the outstanding Shares:

(i) issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests convertible into, Equity Interests of the Corporation, unless the proceeds are used to redeem all outstanding Shares in full in cash pursuant to Section 5 at the then-applicable Mandatory Redemption Price or such Equity Interests are issued to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors prior to the date hereof;

(ii) issue any new, reclassify any existing Equity Interests into, issue any Equity Interests convertible into or issue or transfer any Equity Interests of, or convertible into, Equity Interests of any Subsidiary of the Corporation, other than to the Corporation or a wholly owned Subsidiary of the Corporation;

(iii) purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock other than (i) redemptions of or Cash Dividends on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable solely in the form of additional shares of Common Stock or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any of its Subsidiaries in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(iv) guarantee, assume, incur, create, finance, refinance or otherwise become liable for any indebtedness in excess of $50,000,000, other than in connection with any ordinary or customary trade payables, or grant or permit to exist any lien securing indebtedness for borrowed money other than any indebtedness permitted pursuant to the foregoing provisions of this paragraph;

(v) acquire any assets or Equity Interests of a Third Party or dispose of any assets or Equity Interests (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) in a transaction having a purchase price greater than $50,000,000 in any single transaction or $100,000,000 in the aggregate;

(vi) enter into or effect any Sale Event, voluntary liquidation, dissolution or winding-up of the Corporation or any of its Subsidiaries;

(vii) enter into, amend or modify any transaction between the Corporation or any of its Subsidiaries, on the one hand, and any of their respective Affiliates, on the other hand, or any transaction involving the Corporation or any of its Subsidiaries, on the one hand, and any Person in which an Affiliate of the Corporation or any of its Subsidiaries shall have a direct or indirect material financial interest, on the other hand (each, an “Interested Transaction”), other than any Interested Transaction on terms that are not less favorable to the Corporation or its Subsidiaries than would be obtained in a transaction negotiated at arm’s length with an unrelated Third Party;

(viii) materially change the Corporation's or any of its Subsidiaries’ existing lines of business, enter into any new line of business or engage in any business outside the scope of the existing business; and

(ix) agree to do any of the foregoing or approve or direct the Corporation or any of its Subsidiaries to take any of the foregoing actions.

Section 4. Conversion.

4.1 Optional Conversion. Each Holder shall have the right to convert all or any portion of such Holder’s Shares for shares of Common Stock on the following terms and conditions:

(i) Subject to Section 4.1(ii), at any time after the date hereof, each Holder shall have the right, but not the obligation, subject to the limitations set forth in Sections 4.2 and 4.3, to convert all or any portion of such Holder’s Shares into shares of Common Stock in accordance with this Section 4.1(i) (a “Base Conversion Right”), provided, however, that such conversion shall not be effected if prohibited by any law or Order as determined by the Corporation (the Corporation’s assertion of such prohibition shall be made in good faith by the Board of Directors after consultation with outside counsel). The number of shares of Common Stock issuable by the Corporation for each Share with respect to which a Base Conversion Right is exercised shall be the product of (a) the aggregate number of Shares being converted, multiplied by (b) the Base Conversion Rate as of the Conversion Closing Date (as defined below), rounded up to the nearest whole share of Common Stock.

(ii) In the event that any Shares remain outstanding as of June 26, 2028 (or such other time as may be agreed in writing among the Corporation and Holders of not less than 67% of the outstanding Shares) (the “Maturity Date”), each Holder shall have the right, but not the obligation, subject to the limitations set forth in Sections 4.2 and 4.3, to convert all or any portion of such Holder’s Shares into shares of Common Stock in accordance with this Section 4.1(ii) (a “Maturity Conversion Right”), which Maturity Conversion Right shall be exercisable during the period commencing twenty (20) Business Days prior to the Maturity Date and ending five (5) Business Days prior to the Maturity Date; provided, however, that such conversion shall not be effected if prohibited by any law or Order as determined by the Corporation (the Corporation’s assertion of such prohibition shall be made in good faith by the Board of Directors after consultation with outside counsel). The number of shares of Common Stock issuable by the Corporation for each Share with respect to which a Maturity Conversion Right is exercised shall be the product of (a) the aggregate number of Shares being converted, multiplied by (b) the Maturity Conversion Rate, rounded to the nearest whole share of Common Stock.

(iii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.

(iv) Any Conversion Right shall be exercised by written notice given by a Holder exercising its applicable Conversion Right to the Corporation. Notice of the exercise of a Conversion Right (“Conversion Notice”) shall include (a) (w) such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued, (x) the number of Shares to be converted, (y) whether such conversion is pursuant to the exercise of a Base Conversion Right or a Maturity Conversion Right and, (z) if applicable, any event on which such conversion is contingent (which Conversion Notice can be delivered via email or other electronic delivery), and (b) the Certificate(s) representing the Shares to be converted or, if such Shares are Book Entry Shares, evidence of such Book Entry Shares.

(v) The Corporation’s conversion of the Shares upon the exercise of a Conversion Right shall occur at the close of business on the date (the “Conversion Closing Date”) designated by the Corporation which, (a) in the case of an exercise of the Base Conversion right, shall not be later than five (5) Business Days after receipt of the related Conversion Notice, and (b) in the case of any exercise of the Maturity Conversion Right, shall be the Maturity Date, and, in each case, shall be subject to the conditions that (x) such conversion is not prohibited by any law or Order (the Corporation’s assertion of such prohibition shall be made in good faith by the Board of Directors after consultation with outside counsel) and (y) the Certificates representing the Shares to be converted have been surrendered for conversion at the principal office of the Corporation, or, if such Shares are Book Entry Shares, a book-entry transfer of such Shares has been made to an account designated by the Corporation (which account the Corporation shall designate promptly).

(vi) Promptly (and in no event more than three (3) Business Days) following any Conversion Closing Date, the Corporation shall deliver to the Holder (or, if applicable, the name of such Holder’s designee as stated in the Conversion Notice): (a) the number of shares of Common Stock issued by reason of such conversion in such name or names and such denomination or denominations as such Holder has specified in the relevant Conversion Notice; and (b) one or more Certificates representing any Shares which were represented by Certificates delivered to the Corporation in the Conversion Notice but which were not converted.

4.2. Automatic Conversion. All the issued and outstanding Shares shall automatically convert into shares of Common Stock at the applicable Base Conversion Rate immediately prior to the consummation of a Conversion Event (which in the case of a Direct Listing shall be at the open of business on the first day of trading) (an “Automatic Conversion”). Not less than ten (10) Business Days prior to the effective date of the Automatic Conversion, the Corporation shall provide written notice (an “Automatic Conversion Notice”) to all record holders of Series A Preferred Stock of such Automatic Conversion. Such Automatic Conversion Notice shall state (i) the date on which the Automatic Conversion shall occur (the “Automatic Conversion Date”), (ii) the Conversion Event giving rise to the delivery of such Automatic Conversion Notice, (iii) the number of Shares held by such Holder as of the date of Automatic Conversion Notice, (iv) the Base Conversion Rate as of the date of the Automatic Conversion Notice, and (v) the number of shares of Common Stock expected to be received by such Holder on the Automatic Conversion Date and, if the Shares are certificated, call upon the Holders to deliver to the Corporation the Certificates representing the Shares so converted. As soon as practicable following the Automatic Conversion Date, the Corporation shall deliver to the Holders certificates representing that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted, dated as of the date of such conversion, or, if the Common Stock is not then certificated, such number of shares of Common Stock by book entry on the books and records of the Corporation.

4.3. General Conversion Provisions.

(i) At the time any conversion has been effected pursuant to Section 4.1 or 4.2, the rights of the Holder of the Shares converted as a Holder of Series A Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate(s) or book-entry statements for shares of Common Stock are to be issued upon a conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby on the Conversion Closing Date or the Automatic Conversion Date, as applicable.

(ii) The Corporation shall, as soon as reasonably practicable after a Conversion Closing Date, cancel (and not reissue) all converted Shares, whether held in certificated or book-entry form.

(iii) The issuance of certificates or book-entry statements for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to Holders for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share, the Corporation shall take all such actions as are reasonably necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Shares, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Shares.

(v) The Corporation shall not enter into any agreement or other arrangement that prohibits or otherwise impairs its ability to comply with any of the provisions of Section 4.

4.4. Adjustment of Measurement Price.

(i) Adjustment for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation at any time (i) pays a dividend or makes any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock (other than distributions on the Series A Preferred Stock) or (ii) subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, then the Measurement Price in effect immediately prior to such dividend, distribution or subdivision shall be proportionately reduced. If the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, then the Measurement Price in effect immediately prior to such combination shall be proportionately increased.

(ii) Adjustment for Reclassifications and Reorganizations. If the Common Stock issuable upon conversion of the Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4(i) or a merger or other reorganization provided for in Section 4.4(iii)) then, in each such event, each Share shall thereafter be convertible into the kind and amount of shares of stock and other securities or property which the holder of that number of shares of Common Stock (or other securities) into which such Shares shall be convertible immediately prior to such event would be entitled to receive upon the occurrence of such event. In every such case, appropriate adjustments shall be made in the application of the provisions of this Section 4.4(ii) with respect to the rights of the Holders after such event to the end that the provisions of this Section 4.4(ii) (including adjustment of the Measurement Price then in effect and the kind and amount of shares or other property into which the Shares may be converted), shall be applicable after that event, as nearly equivalent as may be practicable.

(iii) Adjustment for Merger or Consolidation. If the Corporation shall at any time merge or consolidate with or into another corporation (other than where the Corporation is the surviving corporation and there is no reclassification or change in the Common Stock into which the Shares may be converted), then, as a part of such merger or consolidation, provisions shall be made to assure that the Holders shall thereafter be entitled to receive, upon conversion of the Shares, the kind and amount of shares of stock and other securities or property of the Corporation or the successor corporation resulting from such merger or consolidation, or such successor corporation’s or the Corporation’s parent, that the holders of that number of shares of Common Stock (or other securities) into which the Shares shall be convertible immediately prior to such merger or consolidation would be entitled to receive in such merger or consolidation. In every such case, appropriate adjustment shall be made in the application of the provision of this Section 4.4(iii) with respect to the rights of the Holders after the merger or consolidation to the end that the provisions of this Section 4.4(iii) (including adjustment of the Measurement Price then in effect and the kind and amount of shares or other property into which the Shares may be converted) and the other terms set forth herein shall be applicable after that event, as nearly equivalent as may be practicable.

(iv) Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Issuance Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Measurement Price pursuant to the terms of Section 4.4(v), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security pursuant to which an adjustment has already been made under this Section 4.4(iv)(b)) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Measurement Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Measurement Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.4(iv)(b) shall have the effect of increasing the Measurement Price to an amount which exceeds the lower of (i) the Measurement Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security or (ii) the Measurement Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Measurement Price pursuant to the terms of Section 4.4(v) (either because the consideration per share (determined pursuant to Section 4.4(vi)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Measurement Price thereof, or because such Option or Convertible Security was issued before the Issuance Date), are revised after the Issuance Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security pursuant to which an adjustment has already been made under this Section 4.4(iv)(c)) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4(iv)(b)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Measurement Price pursuant to the terms of Section 4.4(v), the Measurement Price shall be readjusted to such Measurement Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Measurement Price provided for in this Section 4.4(iv) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in subsections (b) and (c) of this Section 4.4(iv)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Measurement Price that would result under the terms of this Section 4.4(iv) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Measurement Price that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Corporation at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.

(v) Adjustment of Measurement Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4(iv)), without consideration or for a consideration per share less than the Measurement Price per share of Common Stock immediately prior to such issuance or deemed issuance, then the Measurement Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

MP2 = MP1* (A + B) / (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“MP2” shall mean the Measurement Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock.

“MP1” shall mean the Measurement Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock into Common Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to the Measurement Price per share of Common Stock immediately prior to such issuance or deemed issuance; and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(vi) Determination of Consideration. For purposes of this Certificate of Designation, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows: (i) such consideration shall: (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above.

(vii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4(iv), relating to Options and Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(viii) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Measurement Price pursuant to the terms of Section 4.4(v), and such issuance dates occur within a period of no more than 180 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Measurement Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(ix) Conversion Event Delay. Beginning on September 15, 2026, and on the 15th day of each subsequent calendar month, the Measurement Price (taking into account any adjustments pursuant to this Section 4.4(ix)) will be reduced by an amount equal to $0.53 (each such reduction, a “Monthly Reduction Amount”); provided, that the Monthly Reduction Amount shall be adjusted proportionately to take into account any adjustments to the Measurement Price pursuant to Section 4.4 (other than any adjustment pursuant to Section 4.4(iv), Section 4.4(v) or this Section 4.4(ix)); provided, further, that in no event shall the Measurement Price be reduced pursuant to this Section 4.4(ix) by an amount, in aggregate, in excess of the Monthly Reduction Amount multiplied by six; provided, further, that solely to the extent a Conversion Event occurs prior to November 15, 2026 (the “Waiver Date”), the Holders shall be deemed to have waived any and all Monthly Reduction Amounts.

4.5. Notices. Promptly upon any adjustment of the Measurement Price, the Corporation shall give written notice thereof to all Holders, setting forth in reasonable detail and certifying the calculation of such adjustment.

4.6. Certain Determinations. For purposes of any computation of any adjustment required under this Section 4: (i) subject to Section 4.4(viii), adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur; (ii) except as provided herein, if any event occurs that would trigger an adjustment to the Measurement Price pursuant to this Section 4 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; (iii) all adjustments to the Measurement Price pursuant to this Section 4 shall be calculated to the nearest 1/100th of a U.S. Dollar; and (iv) no adjustment to the Measurement Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

Section 5. Mandatory Redemption.

5.1. In the event that any Shares remain outstanding as of the Maturity Date (excluding for this purpose any Share with respect to which a Maturity Conversion Right is exercised), the Corporation shall redeem all (but not fewer than all) then outstanding Shares (excluding any Share with respect to which a Maturity Conversion Right is exercised) at the Mandatory Redemption Price per Share in cash on the Maturity Date (such redemption, a “Mandatory Redemption”), to be paid out of funds legally available to pay the Mandatory Redemption Price. In the event the funds legally available are insufficient to pay the aggregate Mandatory Redemption Price in full, the Corporation shall pay the Mandatory Redemption Price to the fullest extent possible, using all funds legally available to pay the Mandatory Redemption Price, to the Holders on a pro rata basis. For the avoidance of doubt, no funds shall be paid to the holders of Junior Securities (including Common Stock), in their capacities as holders of Junior Securities, whether by means of a dividend, distribution redemption, repurchase or otherwise, unless and until the aggregate Mandatory Redemption Price has been paid in full in cash. Unless the Corporation defaults in making a payment in connection with a Mandatory Redemption, the Shares called for redemption shall cease to accumulate cumulative Cash Dividends as of the Maturity Date.

5.2. The Corporation shall deliver written notice of the anticipated Mandatory Redemption (a “Mandatory Redemption Notice”) to each Holder not less than twenty (20) Business Days in advance of the Maturity Date. A Mandatory Redemption Notice shall indicate (i) the number of Shares held by such Holder as of the date of Mandatory Redemption Notice, (ii) the Maturity Date, and (iii) the estimated Mandatory Redemption Price and Maturity Conversion Rate as of the Maturity Date. If, on the Maturity Date, any applicable law or Order governing redemptions or distributions to stockholders prohibits the Corporation from redeeming all Shares (the Corporation’s assertion of such prohibition shall be made in good faith by the Board of Directors after consultation with outside counsel), the Corporation shall ratably redeem the maximum number of Shares that it may redeem consistent with such law or Order and shall redeem the remaining Shares as soon as it may lawfully do so under such law or Order. In connection with any Mandatory Redemption, the Certificates (if any) representing the Shares to be redeemed shall be surrendered at the principal office of the Corporation.

5.3. All rights with respect to the Shares redeemed pursuant to Section 5.1 will terminate upon the Mandatory Redemption Price in respect of such shares being paid to the fullest extent possible using legally available funds.

5.4. The Corporation shall have no right to redeem any Shares at its option.

Section 6. Registration of Transfer.

(a) The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any Certificate at such place, the Corporation shall, at the request of the record Holder of such Certificate, execute and deliver (at the Corporation’s expense) a new Certificate in exchange therefor representing in the aggregate the number of Shares represented by the surrendered Certificate. Each such new Certificate shall be registered in such name and shall represent such number of Shares as is requested by the Holder of the surrendered Certificate and shall be substantially identical in form to the surrendered Certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new Certificate from the date on which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered Certificate.

(b) The Shares are subject only to transfer restrictions as required by applicable securities laws and any Securities Purchase Agreement dated as of June 26, 2026 between the Company and the initial purchaser of the Shares and any transfer restrictions in the Certificate of Incorporation or the Bylaws shall not apply to the Shares. The Certificates or book-entry statements evidencing the Series A Preferred Stock shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY SECURITY EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH SECURITY) OR THE LAST DAY ON WHICH WE OR ANY OF OUR AFFILIATES WERE THE OWNERS OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH SECURITY IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE ISSUER’S AND ANY TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REASONABLY REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER SATISFACTORY INFORMATION. THIS LEGEND WILL BE REMOVED AS TO ANY SECURITY EVIDENCED HEREBY IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Section 7. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such Certificate, the Corporation shall (at its expense) execute and deliver in lieu of such Certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated Certificate and dated the date of such lost, stolen, destroyed or mutilated Certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new Certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated Certificate.

Section 8. Definitions. As used in this Certificate of Designation, the following capitalized terms shall have the following meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4(iv), deemed to be issued) by the Corporation after the Issuance Date, other than: (a) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, recapitalization or other distribution on shares of Common Stock that is covered by Sections 4.4(i), (ii), or (iii); (b) shares of Common Stock, Options or Convertible Securities issued to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation prior to the date hereof; (c) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, provided that such issuance is pursuant to the terms of an Option or Convertible Security that is issued and outstanding prior to the Issuance Date; (d) shares of Common Stock, Options or Convertible Securities issued to banks or other financial institutions pursuant to a debt financing transaction; and (e) shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement (clauses (a) – (e) collectively, “Exempted Securities”).

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Base Conversion Rate” means, with respect to each Share, at any time of determination, the number obtained by dividing (i) the Stated Value of such Share by (ii) the Measurement Price.

“Book Entry Share” means a Share evidenced in book entry form.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which commercial banks in New York, New York, U.S.A. are open for the general transaction of business.

“Certificate” means, with respect to any Share, a certificate representing such Share.

“Common Stock” means the Class A common stock, par value $0.00001, of the Corporation.

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conversion Event” means any (i) IPO, (ii) Public Listing or (iii) Sale Event.

“Conversion Rate” means, with respect to each Share, at any time of determination, the Base Conversion Rate or the Maturity Conversion Rate, as applicable.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Dividend Payment Date” means the last day of each Fiscal Quarter of the Corporation; provided, that if any Dividend Payment Date is not a Business Day, the Dividend Payment Date will be the immediately following Business Day.

“Dividend Period” means the period commencing on the day immediately following a Dividend Payment Date and ending on, and including, the next Dividend Payment Date; provided, that the initial Dividend Period under this Certificate of Designation shall commence on and include the Cash Dividend Commencement Date and shall end on, and include, the last day of the Fiscal Quarter immediately following the Cash Dividend Commencement Date.

“Dividend Rate” means a rate per annum equal to (i) initially, 12%, plus (ii) fifty (50) basis points (the “Step-Up”) for each full calendar year that has elapsed since the Cash Dividend Commencement Date, it being understood that any additional interest arising from an incremental Step-Up shall first be added on the first day of the second Fiscal Quarter of the calendar year in which such Step-Up begins to apply.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any indebtedness convertible into or exchangeable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any share or fractional share of capital stock of the Corporation or any assets or property, the fair market value thereof as determined reasonably and in good faith by the Board of Directors; provided, that, if the Holders of not less than 67% of the outstanding Shares (the “Requesting Holders”) disagree with the Board of Director’s determination of fair market value by written notice delivered to the Corporation within ten (10) days after the determination thereof by the Board of Directors is communicated to the Holders affected thereby, which notice specifies the Requesting Holders’ determination of such fair market value, then a nationally recognized financial advisory firm mutually selected by the Requesting Holders and the Corporation (the “Independent Financial Expert”) shall determine such fair market value, and such Independent Financial Expert’s determination of such fair market value shall be final, binding and conclusive on the Corporation and the Holders, with any and all costs and fees of such Independent Financial Expert to be borne by the Corporation.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Corporation ending December 31 of each calendar year.

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the stock books of the Corporation.

“Initial Share Price” means 53.0000 U.S. Dollars ($53.0000).

“IPO” means the first firm underwritten public offering of the Corporation, any Subsidiary of the Corporation or any parent entity of the Corporation, in each case, pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of such entity, following which equity securities of such entity will be listed for trading or quoted on either the New York Stock Exchange or the NASDAQ Global Select Market (each, an “Exchange”).

“Issuance Date” means June 26, 2026.

“Junior Securities” means any capital stock or other equity securities of the Corporation; provided, that the term “Junior Securities” shall not include (i) the Series A Preferred Stock or (ii) any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Series A Preferred Stock with respect to preference and priority on dividends, redemptions or liquidations.

“Mandatory Redemption Price” means, with respect to each Share, at any time of determination, an amount in cash equal to the greater of (i) the Stated Value of such Share or (ii) the amount which such Holder would be entitled to receive pursuant to Section 2(ii) if a liquidation, dissolution or winding up of the Corporation occurred immediately prior to the Mandatory Redemption; provided, that in no event shall the Mandatory Redemption Price be an amount less than the Minimum Return.

“Maturity Conversion Rate” means, with respect to each Share, a fraction, (a) the numerator of which is an amount equal to the greater of (i) the Stated Value of such Share and (ii) the product of (A) the Initial Share Price multiplied by (B) 1.5, and (b) the denominator of which is the lesser of (i) the Measurement Price and (ii) the Fair Market Value of a share of Common Stock.

“Measurement Price” means the Initial Share Price (as adjusted pursuant to the terms hereof).

“Minimum Return” means, with respect to each Share, the amount of cash proceeds that would have been received with respect to such Share in connection with a liquidation or Mandatory Redemption, as applicable (taken together with any cash dividends (including Cash Dividends) or cash distributions received with respect to such Share prior to such liquidation or Mandatory Redemption, as applicable), that would result in such Share achieving a MOIC of at least 1.5x.

“MOIC” means, with respect to each Share, at any time of determination, a fraction (expressed as a decimal), the numerator of which is the sum of all cash dividends (including Cash Dividends), cash distributions or other cash proceeds paid on, or with respect to, such Share, and the denominator of which is the Initial Share Price.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any governmental entity or arbitrator of applicable jurisdiction.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, governmental entity or other entity or organization.

“Public Listing” means (i) the direct listing of the capital stock of the Corporation, any Subsidiary of the Corporation or any parent entity of the Corporation on an Exchange (a “Direct Listing”) or (ii) any transaction or series of related transactions, in each case, that is duly approved by the Board of Directors, whereby the Corporation or any of its Subsidiaries (a) merges, directly or indirectly (whether by a direct or reverse triangular merger or otherwise), with a special purpose acquisition company (or similar Person) listed on an Exchange (a “SPAC”) or a Subsidiary thereof, or (b) is acquired, directly or indirectly, by a SPAC or a Subsidiary thereof (a “SPAC Transaction”).

“Sale Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving the Corporation or a Subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned Subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or a Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Corporation of more than 50% by voting power of the then-outstanding capital stock of the Corporation to any Person or group of affiliated Persons.

“Stated Value” means, with respect to any Share on any given date, the sum of (i) the Initial Share Price plus (ii) all accrued but unpaid dividends (including Cash Dividends) payable to the Holders pursuant to Section 1.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.

“Third Party” means any Person other than (a) the Corporation, (b) any Subsidiary of the Corporation and (c) any stockholder of the Corporation or any Affiliate of any such stockholder.

Section 9. Amendment and Waiver.

9.1. Subject to Section 9.2, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and approved by the Holders of not less than a majority of the Series A Preferred Stock outstanding at the time such action is taken, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity (other than a Conversion Event) unless the Corporation has obtained the prior written consent of the Holders of the applicable percentage of the Series A Preferred Stock then outstanding, voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law.

9.2. Notwithstanding any other provision herein to the contrary, any amendment that would have any of the following effects shall require the approval of the Holders of not less than 67% of the Series A Preferred Stock outstanding at the time such action is taken:

(i) reduce the Liquidation Value, Mandatory Redemption Price or Dividend Rate of the Series A Preferred Stock;

(ii) adversely affect the right to convert the Series A Preferred Stock;

(iii) adversely affect the priority of the Series A Preferred Stock relative to other classes of equity;

(iv) reduce the percentage of outstanding Series A Preferred Stock necessary to amend the terms thereof or to grant waivers; or

(v) amend, modify or waive any provision of Section 1.3, Section 3.4, Section 5 or this Section 9.2, or any definition used therein.

Section 10. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given five business days after the date when so mailed or sent (i) to the Corporation, at its principal executive offices, and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

10.1. Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to Holders pursuant to the DGCL, the Certificate of Incorporation, or this Certificate of Designation, any notice to Holders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or this Certificate of Designation shall be effective if given by a form of electronic transmission. Any such consent shall be revocable by the Holder at any time by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the Secretary or an assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by electronic mail, when directed to a Holder’s electronic mail address as shown on the Corporation’s records;

(ii) if by a posting on an electronic network together with separate notice to the Holder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice;

(iii) if by any other form of electronic transmission, when directed to the Holder.

An affidavit of the Secretary or an assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 11. Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 12. Tax Matters.

12.1. The Holders and the Corporation agree not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Regulations Section 1.305-5 for U.S. federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment, including on any applicable U.S. federal income or state tax return or in connection with any audit or other proceeding, except as required by a final “determination” within the meaning of Section 1313(a) of the Code.

12.2. The Corporation shall be entitled to deduct and withhold from the amounts deliverable pursuant to each Holder’s Series A Preferred Stock such amounts, if any, as are required to be deducted and withheld under the Code or any other applicable tax law, including taxes imposed due to the failure of the applicable recipient of such payment to comply with FATCA. To the extent that amounts are so deducted and withheld and duly paid over to the appropriate tax authority, such withheld amounts shall be treated for all purposes as having been delivered to the person in respect of whom such deduction and withholding was made. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or appropriate version of Internal Revenue Service Form W-8, as applicable, and the Corporation shall be entitled to withhold at the applicable statutory maximum in the absence of such documentation. The Corporation shall be entitled to reduce amounts otherwise payable in respect of such Series A Preferred Stock (including any dividend) or any other amounts otherwise payable by the Corporation to the relevant Holder by the amount of any such taxes. With respect to any Holder, prior to withholding any amounts pursuant to this Section 12.2, the Corporation shall use commercially reasonable efforts to notify such Holder, and the Corporation and such Holder shall cooperate in good faith to reduce or eliminate any such withholding. The Corporation shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Series A Preferred Stock as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Certificate of Designation (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

Section 13. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

* * * *

IN WITNESS WHEREOF, Ionic Digital Inc. has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 26nd day of June, 2026.

IONIC DIGITAL INC.

By:	/s/ Andrew Stewart
Name:	Andrew Stewart
Title:	Chief Executive Officer